Exhibit 9.5
EATON VANCE CORP.

WRITTEN CONSENT OF
VOTING TRUSTEES AND
HOLDERS OF VOTING TRUST RECEIPTS

The undersigned, being the Voting Trustees under, and the holders of Voting Trust Receipts representing all of the Voting Common Stock of Eaton Vance Corp. subject to, the Voting Trust Agreement dated as of October 30, 1997, relating to said Common Stock (the “Agreement”), do hereby consent and agree, pursuant to Sections 10 and 3 of the Agreement, to the following:

That The Voting Trust shall be renewed by the Voting Trustees, with the consent required by Section 3(6), for an additional term until October 31, 2013

In witness whereof we have hereunto set our hands and seals as of the 31st day of October, 2010.

/s/ Jeffery P. Beale Jeffrey P. Beale	/s/ Cynthia J. Clemson Cynthia J. Clemson
/s/ Thomas E. Faust Jr. Thomas E. Faust Jr.	/s/ Maureen A. Gemma Maureen A. Gemma
/s/ Brian Langstraat Brian Langstraat	/s/ Michael R. Mach Michael R. Mach
/s/ Frederick S. Marius Frederick S. Marius	/s/ Thomas M. Metzold Thomas M. Metzold
/s/ Scott H. Page Scott H. Page	/s/ Duncan W. Richardson Duncan W. Richardson
/s/ Walter Row Walter Row	/s/ Judith A. Saryan Judith A. Saryan
/s/ G. West Saltonstall G. West Saltonstall	/s/ David Stein David Stein
/s/ Payson F. Swaffield Payson F. Swaffield	/s/ Michael W. Weilheimer Michael W. Weilheimer
/s/ Robert J. Whelan Robert J. Whelan	/s/ Matthew Witkos Matthew Witkos
/s/ Mark Venezia Mark Venezia